Exhibit 99.1

Central Garden & Pet Company Announces Fiscal First Quarter Revenues and Profits

Fiscal 1Q 2019 sales increased 4.5% to $462.0 million

Fiscal 1Q 2019 diluted EPS decreased to $0.03 vs. $0.50 in Fiscal 1Q 2018

Fiscal 1Q 2019 non-GAAP diluted EPS decreased to $0.03 vs. $0.19 in Fiscal 1Q 2018

Maintaining fiscal year diluted EPS guidance of $1.80 or higher

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 6, 2019--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal 2019 first quarter ended December 29, 2018.

Fiscal 2019 First Quarter Financial Results

Total net sales increased 4.5% to $462.0 million compared to $442.0 million in the first quarter a year ago, driven by two recent acquisitions, Bell Nursery and General Pet. Total Company organic growth declined 1.7%, due in part to timing of orders from a large Garden customer in the quarter compared to the prior year's first quarter. Strength in the Company's wild bird feed business offset some of the organic growth decline in the first quarter. Branded product sales of $354.4 million increased 1.3%, and sales of other manufacturers’ products of $107.6 million increased 16.7%, favorably impacted by the acquisition of General Pet. Gross margin of 28.2% declined 160 basis points compared to the first quarter a year ago, due in part to the inclusion of the Company's recent Bell Nursery and General Pet acquisitions, which will anniversary at the end of the Company's second fiscal quarter. A less favorable mix of sales and higher raw material and labor costs also negatively impacted gross margin. Mix is expected to improve throughout the year and price increases taken at the beginning of the calendar year are expected to mitigate much of the margin pressure from the higher costs for the remainder of the year.

First quarter operating income decreased to $10.2 million from $22.5 million in the first quarter a year ago and operating margin decreased 290 basis points to 2.2% compared to 5.1%. The Company's lower gross margin was a factor, as was higher warehousing and freight costs. EBITDA for the quarter was $22.5 million versus $33.7 million in the first quarter a year ago.

Net income of $1.8 million decreased from $26.2 million in the first quarter a year ago, due in large part to a tax benefit in the first quarter of last year related to a revaluation of the Company's deferred tax accounts. Net income, excluding the tax benefit from the prior year, declined from $9.9 million, due to the operating income decline and higher interest costs. Earnings per diluted share decreased to $0.03 in the quarter on both a GAAP and non-GAAP basis compared to $0.50 and $0.19 on a GAAP and non-GAAP basis, respectively, in the first quarter a year ago.

"While challenged by the expected headwinds that we articulated last quarter, the results for our first quarter came in largely as we expected, excluding the key customer shipment timing. With a strong sales performance in January, we are comfortable where our businesses stand at his point in the year," said George Roeth, President & CEO of Central Garden & Pet. "We continue to expect to end the year with healthy organic sales and profitability growth in both our Garden and Pet segments, primarily driven by new products, a more favorable mix of sales, and higher organic margins aided by pricing actions and continued cost savings. We, therefore, are reaffirming guidance for the year and are comfortable with the progress we are making."

Pet Segment Fiscal 2019 First Quarter Results

First quarter net sales for the Pet segment increased 4.7% to $340.4 million, from the same period a year ago, driven by the acquisition of General Pet. Organic Pet sales were down 0.6%, impacted by a decline in animal health sales, driven by increased competition in the behavior modification category and a shift in order patterns in Central's equine business. The Company expects a product improvement launch for behavior modification and normal equine consumption results to help mitigate these issues in the back half of the year. In addition, wild bird feed sales rose, benefiting from harsh winter weather early in the season. The Pet segment’s first quarter branded product sales were $262.0 million, down 0.3% compared to a year ago, and sales of other manufacturers’ products were $78.5 million, an increase of 26.1%, driven by the impact of General Pet.

The Pet segment’s operating income decreased 17.7% compared to the first quarter a year ago to $29.8 million. Pet operating margin decreased to 8.7%, a decline of 240 basis points compared to the first quarter a year ago, due in part to the lower margins associated with General Pet, higher raw material, freight, and labor costs, and an unfavorable sales mix. Many of these margin pressures are expected to lessen or be eliminated in the second half of the year. Pet EBITDA of $37.8 million declined 12.7% from $43.3 million in the first quarter a year ago.

Garden Segment Fiscal 2019 First Quarter Results

First quarter net sales for the Garden segment rose 4.0% to $121.6 million, due to the Company's acquisition of Bell Nursery. Organic growth decreased 4.6%, impacted by a timing shift at a large customer, which placed significant seasonal load-in orders in January this year versus December last year. It is noteworthy that Garden consumption at the Company's largest customers in the quarter rose substantially and has continued strong through January. The Garden segment’s branded product sales, including Bell Nursery, were $92.5 million in the quarter, up 6.3% compared to the first quarter a year ago. Sales of other manufacturers’ products were down 2.8% to $29.1 million.

The Garden segment had an operating loss of $4.6 million in the quarter compared to an operating gain of $2.3 million in the first quarter of fiscal 2018. Operating margin decreased 580 basis points to 3.8%, due to the inclusion of Bell Nursery as a result of its extreme seasonality, lower organic volumes, and higher costs. The first quarter is very unprofitable for Bell Nursery, which was not included in the Company's results in last year's first quarter. The acquisition will anniversary late in the Company's second fiscal quarter. Inflationary cost pressure on raw materials, freight, and labor was also a factor, which should be mitigated going forward with the price increases that took place at the beginning of the calendar year. Garden EBITDA of ($1.8) million declined from $3.9 million in the first quarter a year ago.

Additional Information

The Company's cash balance at the end of the quarter increased to $478.7 million compared to $283.5 million in the first quarter a year ago, reflecting the proceeds of the Company's equity offering in August 2018. Total debt at December 29, 2018 was $692.4 million compared to $691.3 million at December 30, 2017. Net interest expense of $8.1 million for the first quarter increased $0.9 million from $7.2 million in the prior-year period. The Company's leverage ratio at the end of the first quarter, as defined in the Company's credit agreement, was 3.2x compared to 3.3x at the end of the prior year quarter.

Other expense in the first quarter of $0.2 million decreased $2.9 million from an expense of $3.1 million for the same period a year ago. The improvement was due primarily to lower losses from an equity investment.

The Company’s effective tax rate for the first quarter of 2019 was 14.3%, compared with a tax benefit for the first quarter of 2018. The prior year quarter reflected a provisional tax benefit of $16.3 million. Adjusting for that tax benefit resulted in an effective tax rate of 17.3% in the prior year quarter.

2019 Guidance

The Company is maintaining its fiscal 2019 guidance of earnings per fully-diluted share of $1.80 or higher for the year. The guidance excludes the impact of the Company's February 2, 2019 acquisition of the remaining 55% interest in Arden Companies, a manufacturer of outdoor cushions and pillows, it did not previously own.

The Company expects certain factors will continue to be a drag on second quarter 2019 earnings before more favorable trends and comparisons should allow it to show meaningful sales, margin, and profit growth in the second half of the year. Specifically, the inclusion of Bell Nursery in its results for the second quarter, will be a factor, as Bell Nursery has historically only shown a profit in the Company's third fiscal quarter. In addition, in the second quarter of fiscal 2018, the Company had organic sales growth of 6%, making for a difficult comparison this year. The second half of the year is expected to benefit from the alleviation of inflationary pressures, price increases, a more favorable mix of sales, and the positive impact of the Company's cost savings initiatives.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its first quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13686895. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13686895.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future financial results, earnings guidance for fiscal 2019 expected cost and mix improvements in the second half of fiscal 2019 and new product offerings, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  potential acquisitions;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  the impacts of recent tariffs or a potential trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

ASSETS	December 29, 2018	December 30, 2017	September 29, 2018
Current assets:
Cash and cash equivalents	$478,737	$283,466	$482,106
Restricted cash	10,921	12,419	10,899
Accounts receivable (less allowance for doubtful accounts of $18,030, $20,481 and $24,125)	250,223	235,075	275,908
Inventories	493,745	440,421	427,823
Prepaid expenses and other	38,398	22,519	20,562
Total current assets	1,272,024	993,900	1,217,298

Land, buildings, improvements and equipment—net	211,560	179,230	217,647
Goodwill	281,177	256,275	281,177
Other intangible assets—net	148,782	113,726	152,265
Other assets	37,303	74,221	38,822
Total	$1,950,846	$1,617,352	$1,907,209

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$141,186	$124,583	$110,259
Accrued expenses	108,245	100,004	102,583
Current portion of long-term debt	117	372	122
Total current liabilities	249,548	224,959	212,964

Long-term debt	692,332	690,964	692,031
Deferred taxes and other long-term obligations	52,482	39,478	49,380

Equity:
Common stock, $0.01 par value: 12,145,135, 12,160,023 and 12,145,135 shares outstanding at December 29, 2018, December 30, 2017 and September 29, 2018	121	122	121
Class A common stock, $0.01 par value: 44,059,803, 38,029,367 and 43,953,265 shares outstanding at December 29, 2018, December 30, 2017 and September 29, 2018	441	380	439

Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	592,451	396,702	590,168
Accumulated earnings	364,726	265,576	362,923
Accumulated other comprehensive loss	(1,492)	(907)	(1,218)

Total Central Garden & Pet Company shareholders’ equity	956,263	661,889	952,449
Noncontrolling interest	221	62	385
Total equity	956,484	661,951	952,834
Total	$1,950,846	$1,617,352	$1,907,209

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 29, 2018	December 30, 2017
Net sales	$461,990	$442,011
Cost of goods sold and occupancy	331,808	310,174
Gross profit	130,182	131,837
Selling, general and administrative expenses	120,001	109,316

Operating income	10,181	22,521
Interest expense	(10,614)	(7,405)
Interest income	2,537	187
Other expense	(192)	(3,089)
Income before income taxes and noncontrolling interest	1,912	12,214
Income tax expense (benefit)	273	(14,236)

Income including noncontrolling interest	1,639	26,450
Net income (loss) attributable to noncontrolling interest	(164)	203

Net income attributable to Central Garden & Pet Company	$1,803	$26,247

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.03	$0.52
Diluted	$0.03	$0.50

Weighted average shares used in the computation of net income per share:
Basic	56,903	50,730
Diluted	58,001	52,695

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net sales on a consolidated and segment basis, and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization. We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and providers greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as substitutes for cash flow from operations, income from operations or other income statement measure prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following item:

  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year or future year earnings.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)	Transitional impact of U.S. Tax Reform: As a result of the Tax Reform Act, the Company recorded a provisional tax benefit of $16.3 million in the quarter ended December 30, 2017, due to the remeasurement of its deferred tax assets and liabilities. We have excluded only this transitional impact and have not included in the adjustment the ongoing impact of the lower U.S. statutory rate on our current or future year earnings.

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		December 29, 2018	December 30, 2017

GAAP net income attributable to Central Garden & Pet		$1,803	$26,247
Tax effect of revaluation of deferred tax amounts	(1)	—	16,343
Non-GAAP net income attributable to Central Garden & Pet		$1,803	$9,904
GAAP diluted net income per share		$0.03	$0.50
Non-GAAP diluted net income per share		$0.03	$0.19
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		58,001	52,695

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended December 29, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change

Reported net sales - Q1 FY19 (GAAP)	$462.0		$340.4		$121.6
Reported net sales - Q1 FY18 (GAAP)	442.0		325.1		116.9

Increase in net sales	20.0	4.5%	15.3	4.7%	4.7	4.0%
Effect of acquisition and divestitures on increase in net sales	27.3		17.2		10.1
Decrease in organic net sales - Q1 2019	$(7.3)	(1.7)%	$(1.9)	(0.6)%	$(5.4)	(4.6)%

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended December 29, 2018
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$1,803

Interest expense, net	—	—	—	8,077
Other income	—	—	—	192
Income tax expense	—	—	—	273
Net loss attributable to noncontrolling interest	—	—	—	(164)
Sum of items below operating income	—	—	—	8,378
Income (loss) from operations	$(4,637)	$29,755	$(14,937)	$10,181
Depreciation & amortization	2,826	8,056	1,470	12,352
EBITDA	$(1,811)	$37,811	$(13,467)	$22,533

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended December 30, 2017
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	26,247

Interest expense, net	—	—	—	7,218
Other income	—	—	—	3,089
Income tax benefit	—	—	—	(14,236)
Net income attributable to noncontrolling interest	—	—	—	203
Sum of items below operating income	—	—	—	(3,726)
Income (loss) from operations	$2,300	$36,176	$(15,955)	$22,521
Depreciation & amortization	1,569	7,145	2,449	11,163
EBITDA	$3,869	$43,321	$(13,506)	$33,684

CONTACT:
Steve Zenker
VP Finance - Investor Relations, FP&A, & Corporate Communications
Central Garden & Pet Company
925.948.3657